SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                     (Amendment No. _)


                              Ardea Biosciences, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                        Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                         03969P107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                      February 8, 2006
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  86116T506
           ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Dane Andreeff

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,203,848

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,203,848

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,203,848

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [-]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     12.9%

12.  TYPE OF REPORTING PERSON

     IN, HC

--------------------------------------------------------------------------------

CUSIP No.  86116T506
           ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andreeff Equity Advisors, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,203,848

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,203,848

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,203,848

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     12.9%

12.  TYPE OF REPORTING PERSON

     IA, PN

--------------------------------------------------------------------------------

CUSIP No.  86116T506
           ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Maple Leaf Capital I, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     690,666

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     690,666

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     690,666

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [-]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.4%

12.  TYPE OF REPORTING PERSON

     PN, HC

--------------------------------------------------------------------------------

CUSIP No.  86116T506
           ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Maple Leaf Offshore Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     513,182

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     513,182

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     513,182

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%

12.  TYPE OF REPORTING PERSON

     CO

--------------------------------------------------------------------------------

CUSIP No.  86116T506
           ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Maple Leaf Partners, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     654,657

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     654,657

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     654,657

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.0%

12.  TYPE OF REPORTING PERSON

     PN

--------------------------------------------------------------------------------

CUSIP No.  86116T506
           ---------


Item 1(a).  Name of Issuer:


            Ardea Biosciences, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            1009 Oak Hill Road, Suite 201
            Lafayette, CA
            --------------------------------------------------------------------


Item 2(a).  Name of Persons Filing:

            Dane Andreeff
            Andreeff Equity Advisors, L.L.C.
            Maple Leaf Capital I, L.L.C.
            Maple Leaf Offshore Fund, Ltd.
            Maple Leaf Partners, L.P.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            450 Laurel Street
            Suite 2105
            Baton Rouge, Louisiana 70801

            --------------------------------------------------------------------

Item 2(c).  Citizenship:


            Dane Andreeff - United States of America
            Andreeff Equity Advisors, L.L.C. -- Delaware
            Maple Leaf Capital I, L.L.C.-- Delaware
            Maple Leaf Offshore Fund, Ltd. - Cayman Islands
            Maple Leaf Partners, L.P. -- Delaware
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            86116T506
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act;

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act;

     (d) [_] Investment company registered under Section 8 of the Investment Company Act;

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

            Dane Andreeff - 1,203,848
            Andreeff Equity Advisors, L.L.C. - 1,203,848
            Maple Leaf Capital I, L.L.C. - 690,666
            Maple Leaf Offshore Fund, Ltd. - 513,182
            Maple Leaf Partners, L.P. - 654,657
          ----------------------------------------------------------------------

     (b)  Percent of class:

            Dane Andreeff - 12.9%
            Andreeff Equity Advisors, L.L.C. - 12.9%
            Maple Leaf Capital I, L.L.C. - 7.4%
            Maple Leaf Offshore Fund, Ltd. - 5.5%
            Maple Leaf Partners, L.P. - 7.0%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          Dane Andreeff

          (i)   Sole power to vote or to direct the vote              0
                                                        -----------------------,


          (ii)  Shared power to vote or to direct the vote    1,203,848
                                                          ---------------------,


          (iii) Sole power to dispose or to direct the                0
                disposition of                            ---------------------,


          (iv)  Shared power to dispose or to direct the      1,203,848
                disposition of                            ---------------------.

          Andreeff Equity Advisors, L.L.C.

          (i)   Sole power to vote or to direct the vote              0
                                                        -----------------------,


          (ii)  Shared power to vote or to direct the vote    1,203,848
                                                          ---------------------,


          (iii) Sole power to dispose or to direct the                0
                disposition of                            ---------------------,


          (iv)  Shared power to dispose or to direct the      1,203,848
                disposition of                            ---------------------.

          Maple Leaf Capital I, L.L.C.

          (i)   Sole power to vote or to direct the vote              0
                                                        -----------------------,


          (ii)  Shared power to vote or to direct the vote    690,666
                                                          ---------------------,


          (iii) Sole power to dispose or to direct the                0
                disposition of                            ---------------------,


          (iv)  Shared power to dispose or to direct the      690,666
                disposition of                            ---------------------.


          Maple Leaf Offshore Fund, Ltd.

          (i)   Sole power to vote or to direct the vote              0
                                                        -----------------------,

          (ii)  Shared power to vote or to direct the vote    513,182
                                                          ---------------------,


          (iii) Sole power to dispose or to direct the                0
                disposition of                            ---------------------,


          (iv)  Shared power to dispose or to direct the      513,182
                disposition of                            ---------------------.

          Maple Leaf Partners, L.P.

          (i)   Sole power to vote or to direct the vote              0
                                                        -----------------------,


          (ii)  Shared power to vote or to direct the vote    654,657
                                                          ---------------------,


          (iii) Sole power to dispose or to direct the                0
                disposition of                            ---------------------,


          (iv)  Shared power to dispose or to direct the      654,657
                disposition of                            ---------------------.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


         -----------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.


         -----------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.


         -----------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.


         -----------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.


          ----------------------------------------------------------------------

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 14, 2007
                                        ----------------------------------------
                                                        (Date)

                              /s/ Dane Andreeff*
                              -----------------------------
                                  Dane Andreeff


                              ANDREEFF EQUITY ADVISORS, L.L.C.*
                              By:  Dane Andreeff

                              /s/ Dane Andreeff
                              -----------------------------
                              Name:  Dane Andreeff
                              Title: Managing Member

                              MAPLE LEAF CAPITAL I, L.L.C.*
                              By: Dane Andreeff

                              /s/ Dane Andreeff
                              ------------------------------
                              Name:  Dane Andreeff
                              Title:  Managing Member


                              MAPLE LEAF PARTNERS, L.P.*
                              By: Dane Andreeff


                              /s/ Dane Andreeff
                              ---------------------------------------
                              Name:  Dane Andreeff
                              Title:  Managing Member of its General Partner


                              MAPLE LEAF OFFSHORE, LTD.*
                              By: Dane Andreeff

                               /s/ Dane Andreeff
                              ---------------------------------------
                              Name:  Dane Andreef
                              Title:  General Partner


*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).